Exhibit 10.40

NAMED EXECUTIVE OFFICER COMPENSATION DETERMINATIONS

2013 Named Executive Officer Compensation Determinations

The following is a description of certain compensation decisions made in 2013 by the Pepco Holdings, Inc. (“PHI”) Board of Directors (the “Board”) and/or the Compensation/Human Resources Committee of the Board (the “Committee”) with respect to compensation to be earned or payable in 2013 to (i) the persons below who are named executive officers as identified in the Summary Compensation Table in PHI’s proxy statement for its 2012 Annual Meeting of Stockholders (each, a “Named Executive Officer”), as well as (ii) two executive officers who joined PHI during 2012 and who have not previously been identified as named executive officers by PHI (the “Covered Executive Officers”).

As to each Named Executive Officer listed in the table below, the compensation decisions consisted of (i) the establishment of annual base salary for 2013; (ii) the establishment of the Named Executive Officer’s 2013 annual cash incentive award opportunities under the Amended and Restated Executive Incentive Compensation Plan (the “EICP”); and (iii) the grant of long-term equity and incentive awards under the Pepco Holdings, Inc. 2012 Long-Term Incentive Plan (the “LTIP”). In addition, with respect to Joseph M. Rigby, PHI’s Chairman, President and Chief Executive Officer, the performance goals with respect to his 2013 performance-based retention award under the terms of that certain Employment Agreement, dated December 20, 2011, were established in February 2013, as discussed below.

Named Executive Officer	Title	2013 Annual Base Salary	Target 2013 Annual Cash Incentive Award Opportunity as a Percentage of Annual Base Salary (1)
				LTIP Awards (2)
				Performance-Based RSU Awards (# of RSUs) (3)			Time-Based RSU Award (# of RSUs) (4)
				Threshold	Target	Maximum

Joseph M. Rigby (5)	Chairman, President and Chief Executive Officer	$1,015,000	100%	21,947	87,788	175,576	43,894

David M. Velazquez	Executive Vice President	$518,000	60%	5,600	22,401	44,802	11,200

Kirk J. Emge (6)	Senior Vice President and Special Counsel to the Chief Executive Officer	$400,000	—	—	—	—	—

(1)	An executive may earn a cash incentive award of up to 180% of his target award opportunity under the EICP, as determined by the Committee, depending on the extent to which the pre-established performance goals are achieved. See “Amended and Restated Executive Incentive Compensation Plan” below for a discussion of 2013 performance goals.
(2)	The shares of PHI common stock, $.01 par value per share (“Common Stock”), underlying performance-based and time-based restricted stock unit awards in the aggregate had a fair market value on the date of grant equal to the following percentage of the Named Executive Officer’s 2013 annual base salary: 250% for Mr. Rigby and 125% for Mr. Velazquez.
(3)	See “2013 LTIP Awards — Performance-Based Restricted Stock Unit Awards” below for a description of the performance-based restricted stock unit awards granted under the LTIP. Under the terms of his Retirement Agreement, Mr. Emge is not eligible to participate in the LTIP in 2013.
(4)	See “2013 LTIP Awards — Time-Based Restricted Stock Unit Awards” below for a description of the time-based restricted stock unit awards granted under the LTIP.
(5)	In addition to the awards listed in the table above, pursuant to the terms of his employment agreement, Mr. Rigby received in 2013 a performance-based retention award of 36,945 restricted stock units, which has a performance period beginning on January 1, 2013 and ending on December 31, 2013 and which shall vest (i) if Mr. Rigby remains continuously employed by PHI during the performance period and (ii) to the extent that performance goals (described below) with respect to such performance period are met.
(6)	Mr. Emge has announced that he will retire from PHI effective April 1, 2013. Under the terms of his Retirement Agreement, dated September 6, 2012, (i) Mr. Emge’s annual base salary remained at $400,000 and is payable through the date of retirement; (ii) he was ineligible to receive an award opportunity under the EICP for 2013; and (iii) he was ineligible to receive grants of awards under the LTIP in 2013. The Retirement Agreement also provides Mr. Emge with other payments and benefits that were previously disclosed in PHI’s Current Report on Form 8-K, dated September 7, 2012.

As to each Covered Executive Officer listed in the table below, the compensation decisions consisted of (i) the establishment of annual base salary for 2013; (ii) the establishment of the Covered Executive Officer’s 2013 annual cash incentive award opportunities under the Amended and Restated Executive Incentive Compensation Plan (the “EICP”); and (iii) the grant of long-term equity and incentive awards under the LTIP. In addition, with respect to Kevin C. Fitzgerald, PHI’s Executive Vice President and General Counsel, the performance goals with respect to his 2013 performance-based retention award under the terms of that certain Employment Agreement, effective as of September 17, 2012, were established in January 2013, as discussed below.

Covered Executive Officer	Title	2013 Annual Base Salary	Target 2013 Annual Cash Incentive Award Opportunity as a Percentage of Base Salary (1)	LTIP Awards (2)
				Performance-Based RSU Award (# of RSUs) (3)			Time-Based RSU Award (# of RSUs) (4)
				Threshold	Target	Maximum

Frederick J. Boyle	Senior Vice President and Chief Financial Officer	$470,000	60%	10,163	20,325	40,650	10,163

Kevin C. Fitzgerald (5)	Executive Vice President and General Counsel	$550,000	60%	11,893	23,785	47,570	11,892

(1)	An executive can earn a cash incentive award of up to 180% of his target award opportunity under the EICP, as determined by the Committee, depending on the extent to which the pre-established performance goals are achieved. See “Amended and Restated Executive Incentive Compensation Plan” below for 2013 performance goals.
(2)	The shares of Common Stock underlying performance-based and time-based awards of restricted stock units in the aggregate had a market value on the date of grant equal to 125% of each Covered Executive Officer’s 2013 annual base salary.
(3)	See “2013 LTIP Awards — Performance-Based Restricted Stock Unit Awards” below for a description of the performance-based restricted stock unit awards issued under the LTIP.
(4)	See “2013 LTIP Awards — Time-Based Restricted Stock Unit Awards” below for a description of the time-based restricted stock unit awards issued under the LTIP.
(5)	In addition to the awards listed in the table above, pursuant to the terms of his employment agreement, Mr. Fitzgerald is eligible to receive a series of three performance-based awards of restricted stock units, each of which shall have a performance period of one year and shall vest provided that (i) Mr. Fitzgerald remains continuously employed by PHI during such year and (ii) certain performance goals with respect to such annual performance period are met, which goals shall be established by the Committee.

Amended and Restated Executive Incentive Compensation Plan

Each of the Named Executive Officers (with the exception of Mr. Emge) and the Covered Executive Officers listed in the tables above is a participant in the EICP. On February 28, 2013, the Committee established the following performance goals to be used for the determination of 2013 EICP awards for each of the executives named below:

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Messrs. Rigby, Boyle and Fitzgerald: (1) net earnings relative to net budgeted earnings (which would exclude the impact of potential earnings adjustments related to PHI’s cross-border energy lease portfolio and the unwinding of any of those leases), (2) electric system reliability, (3) customer satisfaction, (4) diversity, and (5) safety.

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Mr. Velazquez: (1) Power Delivery net earnings relative to net budgeted earnings (which would exclude the impact of potential earnings adjustments related to PHI’s cross-border energy lease portfolio and the unwinding of any of those leases), (2) core capital expenditures (excluding certain items), (3) operation and maintenance spending, (4) regulatory results; (5) compliance results, (6) electric system reliability, (7) customer satisfaction, (8) diversity, and (9) safety.

2013 LTIP Awards

The Committee has granted awards of performance-based restricted stock units and time-based restricted stock units under the LTIP with respect to the 2013 to 2015 performance/retention cycle. Participants in the LTIP are key employees and officers of PHI and its subsidiaries selected by the Chairman of the Board of PHI and approved by the Committee, as well as non-management directors of PHI, including each of the Named Executive Officers (with the exception of Mr. Emge) and Covered Executive Officers listed in the tables above.

Performance-Based Restricted Stock Unit Awards

A performance-based restricted stock unit award accounts for two-thirds of an executive’s aggregate 2013 equity award under the LTIP. Depending on the extent to which the pre-established performance goal, which is based on PHI’s total shareholder return relative to a group of peer companies over a three-year period beginning on January 1, 2013 and ending on December 31, 2015, has been met, an amount of each award ranging from 25% to 200% of the target number of restricted stock units (including additional dividend equivalents credited in the form of restricted stock units) subject to the award may vest in the form of shares of Common Stock, with one share of Common Stock to be issued for each restricted stock unit that vests. If during the course of the three-year performance period, a significant event occurs, as determined in the discretion of the Committee, which the Committee expects to have a substantial effect on total shareholder return during the period, the Committee may revise such measures, other than with respect to awards to “covered employees” subject to Section 162(m) under the Internal Revenue Code. No adjustment shall be made that causes an award to fail to comply with Section 162(m) of the Code. Vesting amounts related to threshold (representing 25% of the target award opportunity), target and maximum (representing 200% of the target award opportunity), with respect to each performance-based award of restricted stock units for each listed executive (except for Mr. Emge), are shown in the tables above.

Subject to certain exceptions provided for in the LTIP and/or in the award agreement (or, with respect to Messrs. Rigby and Fitzgerald, their employment agreements), performance-based awards are subject to forfeiture if (i) the employment of the executive terminates before the end of the three-year performance period or (ii) the performance goal has not been achieved as of the end of the three-year performance period. When a dividend is paid on the Common Stock, the executive’s restricted stock unit balance is credited with additional restricted stock units equal to the number of shares that could be purchased with the cash amount of the dividend at the then current market price. Additional restricted stock units credited as dividend equivalents will vest only to the extent the underlying restricted stock units vest.

Time-Based Restricted Stock Unit Awards

Each Named Executive Officer (except for Mr. Emge) and each Covered Executive Officer has received a grant of time-based restricted stock units, which accounts for one-third of the executive’s aggregate 2013 equity award under the LTIP. Subject to certain exceptions provided for in the LTIP or in the award agreement (or, with respect to Messrs. Rigby and Fitzgerald, their employment agreements), time-based restricted stock units are subject to forfeiture if the employment of the executive terminates before January 24, 2016. Each restricted stock unit that has not been forfeited will be settled by the delivery of one share of Common Stock. When a dividend is paid on the Common Stock, the executive’s restricted stock unit balance is credited with additional restricted stock units equal to the number of shares that could be purchased with the cash amount of the dividend at the then current market price. Additional restricted stock units credited as dividend equivalents will vest only to the extent the underlying restricted stock units vest.

Performance-Based Retention Awards

Mr. Rigby’s Performance-Based Retention Award

Pursuant to the terms of his employment agreement with the Company, Mr. Rigby is entitled to receive a series of three annual performance-based retention awards of 36,945 RSUs, each granted under the LTIP, over the three-year term of his employment agreement. Each award will have a performance period that begins on January 1 and ends on December 31. Each award will vest if Mr. Rigby remains continuously employed with PHI during the related performance period and to the extent that the Committee determines that the performance goals established for that performance period have been met. The performance goals for each award are established on or as soon as practicable after the beginning of each performance period, but no later than 90 days after such date.

The performance goals established by the Committee in February 2013 with respect to Mr. Rigby’s 2013 performance-based retention award are as follows:

•	Reliability of electric service to customers (20% weight);

•	Residential customer satisfaction (20% weight);

•	Execution of regulatory plan (25% weight);

•	Complete strategic review of Pepco Energy Services and assessment of new revenue opportunities (15% weight); and

•	Talent assessment/planning (20% weight).

Mr. Fitzgerald’s Performance-Based Retention Award

Pursuant to the terms of his employment agreement with the Company, Mr. Fitzgerald is entitled to receive a series of three annual performance-based retention awards, each granted under the LTIP, over the three-year term of his employment agreement. Each award will have a performance period that begins on January 1 and ends on December 31. The awards will consist of a number of restricted stock units to be determined by dividing $166,666.67 by the closing price of a share of Common Stock on the last trading day immediately preceding the first day of the performance period. These awards will vest if Mr. Fitzgerald remains continuously employed with PHI during each annual performance period and to the extent that the Committee determines that the performance goals established for the performance period covered by the award have been met. The performance goals for each award are established on or as soon as practicable after the beginning of each performance period, but no later than 90 days after such date.

The performance goals established by the Committee in January 2013 with respect to Mr. Fitzgerald’s 2013 performance-based retention award are as follows:

•	Reduction of outside legal fees (20% weight)

•	Development and execution of external stakeholder enrollment and operations development plans (30% weight)

•	Development of initiatives on grid resiliency (20% weight)

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Development of strategic revenue growth opportunities (including “smart grid” products and services, solar development opportunities, expansion of Pepco Energy Services’ underground high voltage transmission cable business, and combined heat and power projects) (10% weight); and

•	Development of plan focused on operational, strategic and other executive-level management efforts (20% weight).